UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Ryder System, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[The following is an e-mail to Company employees sent on April 25, 2016 from Robert E. Sanchez, Chairman and Chief Executive Officer]
Subject:   Important Message to Employee Shareholders - VOTE YOUR RYDER SHARES!
Ryder Colleague:
By now, you should have received proxy materials for our 2016 Annual Meeting of Shareholders to be held on Friday, May 6. At this meeting, our shareholders - including many of you - will vote on important company business.
Ryder’s Board of Directors recommends you vote FOR all proposals in the proxy. Not only is every vote important, it also demonstrates your confidence in our Company and our Board.  Thank you for your continued support.
Note about accessing proxy materials:  By now, you should have received a Notice by e-mail or by mail with instructions explaining how to access the proxy materials electronically and vote your shares.  Many employee shareholders were sent an e-mail Notice on March 23, 2016 to your Ryder e-mail account or personal e-mail account. If you elected to receive your account materials or proxy materials by mail, then you should have received a Notice by mail. Depending on how/where you own your shares, your Notice would have come from one or more of the following entities:

•	RYDER SYSTEM, INC.

•	MORGAN STANLEY

•	FIDELITY INVESTMENTS

•	NATIONAL FINANCIAL SERVICES LLC (FIDELITY) or

•	ID@PROXYVOTE.COM
If you own shares through multiple accounts, you should receive a separate Notice with a separate control number to vote your shares in each account. Although Ryder’s e-mail system is set up to ensure that the e-mail Notice is delivered to your inbox and not your junk folder, if the Notice was sent to your personal e-mail account, please make sure to check your junk folder if you do not find it in your inbox. You will not receive a printed copy of the proxy materials unless you specifically request one.
Thank you for your support.
Regards,

Robert Sanchez
Chairman and Chief Executive Officer